Exhibit 3.21

CERTIFICATE OF FORMATION

OF

IOC-VICKSBURG, L.L.C.

1.             The name of the limited liability company (the “LLC”) is IOC-Vicksburg, L.L.C.

2.             The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the registered agent of the LLC at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 25th day of March, 2010.

/s/ Howard L. Rosenberg
Howard L. Rosenberg
Authorized Person